DESCRIPTION OF CAPITAL STOCK

The summary of general terms and provisions of the capital stock of C.H. Robinson Worldwide, Inc. (the “Company”) set forth below does not purport to be complete and is subject to and qualified by referenced to the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws, as amended and restated (the “Bylaws,” and together with the Certificate of Incorporation, the “Charter Documents”), each of which is incorporated herein by reference and included as an exhibit to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. For additional information, please read the Company’s Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Capital Stock

The Company is authorized to issue up to 500,000,000 shares, of which 480,000,000 have been designated common stock, par value $0.10 per share (“Common Stock”), and 20,000,000 have been designated preferred stock, par value $0.10 per share (“Preferred Stock”).

Voting Rights

The holders of shares of Common Stock have the exclusive power to vote on all matters presented to the Company’s stockholders unless Delaware law or the certificate of designation for an outstanding series of Preferred Stock gives the holders of that series of Preferred Stock the right to vote on certain matters.

Each holder of shares of Common Stock is entitled to one vote per share.

The holders of Common Stock may not cumulate their votes when voting for directors, which means that a holder cannot cast more than one vote per share for each director. Accordingly, the holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of Preferred Stock may be entitled to elect.

The Certificate of Incorporation provides that, without the affirmative vote of the holders of record of 66-2/3% of all of the shares of Common Stock outstanding and the approval of 66-2/3% of all of the Company’s board of directors:

(a)The Company shall not, directly or indirectly, consolidate with or merge into or with any other person or entity except that any subsidiary may consolidate with or merge into or with the Company under the provisions of Section 253 of the DGCL or into or with any wholly owned subsidiary of the Company.
(b)The Company shall not, directly or indirectly, convey, transfer, lease or otherwise dispose of all or substantially all of its properties or assets to any person or entity, whether in a single transaction or a series of related transactions, except that any subsidiary of the Company may at any time or from time to time convey, transfer, lease or otherwise dispose of all or any of its properties or assets to the Company or any wholly owned subsidiary of the Company.
(c)The Company shall not amend or otherwise modify or repeal any of the provisions of the Certificate of Incorporation.

Dividend Rights

Subject to any prior rights of any Preferred Stock then outstanding, the holders of shares of Common Stock are entitled to receive dividends out of funds legally available, when and if declared by the Company’s board of directors.

Liquidation Rights

Upon any liquidation, dissolution or winding up of the Company, voluntary or involuntary, after the payment in full of all amounts to which the holders of shares of Preferred Stock shall be entitled, the remaining assets of the Company to be distributed to the holders of the stock of the Company shall be distributed ratably among the holders of the shares of Common Stock.

No Preemptive Rights

The holders of Common Stock shall have no preemptive rights to subscribe to any or all additional issues of Common Stock or any securities of the Company convertible into Common Stock.

Listing

The Common Stock is currently trade on the Nasdaq Global Select Market under the symbol “CHRW.”

Anti-Takeover Provisions

The Charter Documents and the DGCL contain certain provisions that may discourage an unsolicited takeover of the Company or make an unsolicited takeover of the Company more difficult. The following are some of the more significant anti-takeover provisions that are applicable to the Company:

Business Combinations and Other Significant Corporate Transactions

In addition to the super-majority approval provisions of the Certificate of Incorporation described above, without the approval of 66-2/3% of all Disinterested Directors (as defined below), Section 3.16 of the Bylaws provides that the Company shall not, and shall not permit any subsidiary of the Company to:

(a) Acquire, consolidate with or merge into another person or entity, if the aggregate consideration for such transaction exceeds $50 million, except that any subsidiary may consolidate with or merge into the Company or wholly owned subsidiary of the Company under the provisions of Section 253 of the DGCL.
(b) Convey, transfer, lease or otherwise dispose of assets or properties of the Company, or any of its subsidiaries, if the aggregate consideration exceeds $50 million, except that any subsidiary of the Company may at any time, or from time to time, convey, transfer, lease or otherwise dispose of all or any of its properties and assets to the Company or any wholly owned subsidiary of the Company and except that the Company may at any time, or from time to time, convey, transfer, lease or otherwise dispose of all or any of its properties or assets to any wholly owned subsidiary of the Company.
(c) Make any recommendation to the Company’s stockholders with respect to a pending tender offer.
(d) Issue, sell, assign, pledge or otherwise dispose of any shares of, or any securities convertible into, Common Stock of the Company or any subsidiaries of the Company except that:

(i) the Company may issue up to 500,000 shares of Common Stock in any one transaction or series of related transactions, for any purpose authorized by the Company’s board of directors including acquisitions;

(ii) the Company may sell or assign to any wholly owned subsidiary of the Company, and any subsidiary of the Company may issue, sell, assign, pledge or otherwise dispose of to the Company or any wholly owned subsidiary of the Company, shares of or any warrants, rights or options to acquire any securities convertible into, stock of any subsidiary;

(iii) the Company may issue shares in connection with stock option plans and other stock-based plans approved by the stockholders and administered by the Company’s board of directors; and

(iv) any subsidiary of the Company may issue, sell, assign, pledge or otherwise dispose of shares of, or any warrants, rights or options to acquire any securities convertible into, stock of such subsidiary, or any other assets or property of such subsidiary.
(e) Increase the size of the Company’s board of directors.
(f) Agree to do any of the foregoing.
(g) Amend Section 3.16 of the Bylaws.
For purposes of Section 3.16 of the Bylaws, a “Disinterested Director” shall mean any director who does not have a financial interest in the outcome of such vote (other than as a stockholder of the Company). Notwithstanding the foregoing, the term Disinterested Director shall not include any director who has an interest in the outcome of the vote if such director is an employee of the corporation (“Management Director”), and (i) the transaction giving rise to the vote is an acquisition, merger or consolidation of the corporation (or any subsidiary) with or by a person or entity which is not affiliated with such Management Director (before completion of such transaction), (ii) such Management Director has not initiated discussions concerning such transaction with such person or entity and (iii) such person or entity has not, at the time of such vote, entered into management equity or employment arrangements with such Management Director; provided, however, the foregoing shall not be deemed to prohibit such Management Director from entering into customary management equity and employment arrangements after the vote to facilitate completion of such transaction.
Delaware Anti-Takeover Law
In general, Section 203 of the DGCL prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2,000 or more stockholders from engaging in a “Business Combination” (as defined below) with an “Interested Stockholder” (as defined below) for a three-year period following the time that this stockholder becomes an interested stockholder, unless the Business Combination is approved in a prescribed manner. A Business Combination includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the Interested Stockholder. An Interested Stockholder is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of Interested Stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a Business Combination between a corporation and an Interested Stockholder is prohibited for three years unless it satisfies one of the following conditions:
1.Before the stockholder became an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder;
2.Upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

3.At or after the time the stockholder became an Interested Stockholder, the Business Combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Interested Stockholder.
The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). The Certificate does not contain a provision expressly opting out of the application of Section 203 of the DGCL; therefore, the Company is subject to the anti-takeover statute.
Special Meetings of Stockholders
The Bylaws provide that a special meeting of stockholders may be called only by the Company’s board of directors or by the chief executive officer.
Requirements for Advance Notification of Stockholder Nominations and Proposals
The Bylaws establish advance-notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

No Written Consent of Stockholders

The Certificate of Incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Amendment of our Certificate of Incorporation and Bylaws

An amendment to either the Certificate of Incorporation or Section 3.16 of the Bylaws requires the approval of the holders of record of at least 66-2/3% of the outstanding voting shares of Common Stock. The Company’s board of directors may alter or amend, make or adopt, or repeal the Bylaws, subject to the limitations set forth in the Bylaws and under Delaware law. The Company’s stockholders also have the power to alter or amend, make or adopt, or repeal the Bylaws, subject to the limitations set forth therein and under Delaware law.
Authority of the Board of Directors
Pursuant to the Certificate of Incorporation, the Company’s board of directors, without action by the stockholders, may issue up to 20,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors. In addition, the Company’s board of directors has the right to fill vacancies of the board of directors (including a vacancy created by an increase in the size of the board of directors).